Exhibit 99.2

[FOR IMMEDIATE RELEASE]	NEWS RELEASE Contacts: Forbes Energy Services Ltd. L. Melvin Cooper, SVP & CFO 361-664-0549 DRG&L Ken Dennard, Managing Partner Ben Burnham, AVP 713-529-6600

Forbes Energy Services Announces Earlier Expiration Time of Tender

Offer and Consent Solicitation for 11% Senior Secured Notes due 2015

(CUSIP 345140 AC 1)

ALICE, TEXAS – May 24, 2011 – Forbes Energy Services Ltd. (TSX: FRB) (the “Company”) announced today that the expiration time of the pending tender offer (the “Offer”) and related consent solicitation (the “Consent Solicitation”) by its subsidiaries, Forbes Energy Services LLC and Forbes Energy Capital Inc. (together, the “Issuers”) for the Issuers’ $192,500,000 aggregate principal amount 11% Senior Secured Notes due 2015 (the “Notes”) has been moved earlier from 5:00 p.m., Eastern time, on June 7, 2011, to 11:59 p.m., Eastern time, on June 6, 2011, in order to coincide with the targeted closing date for the Company’s previously announced private placement of new senior notes due 2019 (the “New Notes”).

As of 5:00 p.m., Eastern time, on May 20, 2011, a total of approximately $187,932,000, or over 97%, in aggregate principal amount of outstanding Notes were validly tendered and not validly withdrawn.

This announcement is for informational purposes only. The Offer is being made, and the Consent Solicitation was made, pursuant to the terms and subject to the conditions set forth in the Issuers’ Offer to Purchase and Consent Solicitation Statement dated May 9, 2011 (the “Statement”), and the related Consent and Letter of Transmittal, copies of which are available from the Information Agent, D. F. King & Co., Inc., by calling (800) 290-6426. The Issuers have also retained Jefferies & Company, Inc. as Dealer Manager for the Offer and Solicitation Agent for the Consent Solicitation. Questions about the Offer or the Consent Solicitation may be directed to Jefferies & Company, Inc. at (888) 708-5831 (US toll-free) or (203) 708-5831 (collect).

About the Company

Forbes Energy Services Ltd. is an independent oilfield services contractor that provides a broad range of drilling-related and production-related services to oil and natural gas companies, primarily onshore in Texas, Mississippi, Pennsylvania and Mexico.

Forward-Looking Statements

This press release includes forward-looking statements concerning the Company’s tender offer for its senior secured notes, the anticipated closing of the Company’s offering of New Notes and the anticipated closing of the purchase of notes tendered under such tender offer. There can be no assurance that the tender offer, the offering of the New Notes and the transactions associated therewith will be consummated. These forward-looking statements are based upon management’s expectations and beliefs concerning future events. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company and which could cause actual results to differ materially from such statements. Additional factors that you should consider are set forth in detail in the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 (the “Form 10-K”), which was previously filed, as well as other filings the Company has made with the Securities and Exchange Commission.